CONTACT:

Press Inquiries	Investor Inquiries
Scott Larson	Robert Travis
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3433	978-250-3432
scott.larson@sycamorenet.com	bob.travis@sycamorenet.com

SYCAMORE NETWORKS ANNOUNCES FINAL SETTLEMENT WITH THE
SECURITIES AND EXCHANGE COMMISSION

CHELMSFORD, Mass., July 9, 2008 – Sycamore Networks, Inc. (NASDAQ: SCMR) today announced that the Commissioners of the Securities and Exchange Commission (the “SEC”) have authorized the final settlement between the Company and the SEC regarding its previously-disclosed inquiry into the Company’s historical stock option granting practices and related accounting treatment. Without admitting or denying the allegations in the SEC’s complaint, Sycamore has agreed to settle the charges by consenting to a permanent injunction against any future violations of the federal securities laws. No monetary penalties were assessed against the Company in conjunction with the settlement.

This settlement concludes the SEC's investigation into Sycamore’s historical stock option granting practices.

"We are pleased that this matter with the SEC is now concluded as we continue to execute our strategies for the long-term success of our business,” said Daniel E. Smith, Sycamore’s president and chief executive officer.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore's global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in the forward-looking statements. Other risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company's income tax returns by the Internal Revenue Service; risks relating to the formal inquiry by the Securities and Exchange Commission with respect to certain stock options granted by the Company; the inquiry by the U.S. Attorney's office with respect to stock option matters; and other additional actions and findings that may result from such matters, including the restatement of previously issued financial statements and certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and directors; the Company's reliance on a limited number of customers; variation in the Company's quarterly results; industry pricing pressures and the high cost of product development required to remain competitive and keep pace with evolving features and technologies desired by customers; the consolidation of both suppliers and customers in the telecommunications marketplace and general economic conditions. Certain additional risks are set forth in more detail in the section entitled "Risk Factors" in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.